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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 333-11843, No. 333-18991, No. 333-80817, and No. 333-80819 on Form S-8, No. 333-50479, 333-58491, and No. 333-82707 on Form S-3, and No. 333-64113 on Form S-2 of NORTHWESTERN CORPORATION (a Delaware corporation) AND SUBSIDIARIES of our reports dated April 4, 2003, relating to the consolidated financial statements and financial statement schedule of the Corporation as of and for the years ended December 31, 2002 and 2001 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, described in Note 4) appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 15, 2003

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  Exhibit 23.1